UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 27, 2006, Nara Bancorp, Inc. (the “Company”), the holding company of Nara Bank (the “Bank”), appointed Min J. Kim, 47, as President and Chief Executive Officer of each of the Company and the Bank. Ms. Kim had been Chief Operating Officer and Acting President of the Company and the Bank since March 13, 2006.

Ms. Kim brings nearly 25 years of banking experience to the position. She has been with the Bank since 1995, first as Chief Credit Administrator, then as Chief Credit Officer, and most recently as Acting President and Chief Operating Officer. Prior to joining the Bank, Ms. Kim served as a Branch Manager at Hanmi Bank and an Operations Officer at Wilshire State Bank.

As President and CEO, Ms. Kim will receive an annual base salary of $325,000. She will be eligible to receive an annual cash bonus with a target of 75% of her base pay upon 100% goal attainment, a floor of 50% of base pay and a maximum of 125% of base pay with excess goal attainment. The Boards of Directors of the Company and the Bank will have full discretion to set the goals related to the cash bonus. On November 27, 2006, Ms. Kim also received a grant of options to buy 90,000 shares of the Company’s common stock at fair market value on the date of grant, subject to three year vesting. Ms. Kim will be provided an automobile allowance of up to $1,200 a month. Additionally, the Company will pay for Ms. Kim’s membership in a local business club.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by Nara Bancorp, Inc. dated November 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc.

Date: December 1, 2006	/s/ Alvin Kang
Alvin Kang
Executive Vice President and Chief Financial Officer

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